Exhibit 99.1

For Immediate Release

                   Dobson Communications Increases and Prices
                Private Offering of 8-7/8% Senior Notes Due 2013

OKLAHOMA CITY, Sept. 12, 2003 (PRIMEZONE) -- Dobson Communications Corporation (Nasdaq:DCEL) today announced that it had increased the size of its private offering of Senior Notes due 2013 (the Notes) from $600 million to $650 million aggregate principal amount, and that the Company had priced the offering at par so that the new notes bear interest at a stated rate of 8-7/8%. The closing of the offering is expected to occur on September 26, 2003. The net proceeds from the offering, together with borrowings under a new $700 million credit facility that Dobson Communications expects to obtain, will be used to refinance and replace the existing credit facilities of the Company's subsidiaries, to fund the repurchase of Dobson/Sygnet 12-1/4% senior notes, to fund the repurchase of a portion of Dobson's outstanding 12-1/4% senior preferred stock, and for general corporate purposes.

The 8-7/8% Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Notes have not been registered under the Securities Act of 1933 or under any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or the solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.


CONTACT:  Dobson Communications
          J. Warren Henry
          Vice President, Investor Relations
          (405) 529-8820